AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of February 10, 2016, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, (formerly known as RiverSource Investments, LLC), a Minnesota limited liability company (“Investment Manager”) and Massachusetts Financial Services Company, a Delaware corporation (“Subadviser”), dated April 8, 2010 (the “Agreement”).

WHEREAS, Investment Manager desires to retain Subadviser to provide investment advisory services to an additional mutual fund, Variable Portfolio-MFS Blended Research Core Equity Fund, and Subadviser is willing to render such investment advisory services; and

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective May 2, 2016, Variable Portfolio-MFS Blended Research Core Equity Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of additional Fund. All references to the “Fund” in the Agreement shall be, and hereby are, changed to the “Fund(s),” and shall mean those “Fund(s)” identified on the amended Schedule A attached to this Amendment.

2.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

3.	The following shall be, and is hereby added as Section 21 to the Agreement:

No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

4.	Duration and Termination. Section 9(c) to the Agreement shall be, and hereby is, deleted and replaced with the following:

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 11, 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

5.	References to Subadviser. Section 11 to the Agreement shall be, and hereby is, deleted and replaced with the following:

Subadviser hereby grants to Investment Manager during the term of this Agreement, a limited, non-exclusive and revocable license to use Subadviser’s name and registered and unregistered trademarks, trade name, service marks and logos on Investment Manager’s web site(s) and in other materials solely for the purposes of disclosing and promoting the relationship between the parties as described herein. Such license is revocable during the term of the Agreement upon 6 months’ notice to the Investment Manager. The parties acknowledge that the Subadviser’s name and registered and unregistered trademarks, trade name, service marks and logos are the valuable property of the Subadviser and its affiliates. In accordance with the exercise of the license rights granted in this paragraph, Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. In the event that this Agreement shall be terminated with respect to a Fund for any reason, and in the event a new or successor Agreement with the Subadviser is not concluded, Investment Manager understands that it must immediately take steps necessary to delete and cease using the terms “MFS” and “Blended Research” (as applicable) from a Fund’s name and any other reference in all materials (including Investment Manager’s website) and cease any and all use of the terms “MFS” and “Blended Research”, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Massachusetts Financial Services Company

By:	/s/ Christopher O. Petersen	By:	/s/ James A. Jessee
	Signature		Signature

Name:	Christopher O. Petersen	Name:	James A. Jessee
	Printed		Printed

Title:	Vice President and Assistant Secretary	Title:	Executive Vice President

AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

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